Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hooker Furniture Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-128942) on Form S-8 of Hooker Furniture Corporation and subsidiaries of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Hooker Furniture Corporation and subsidiaries as of November 30, 2006 and 2005, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three-year period ended November 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of November 30, 2006 and the effectiveness of internal control over financial reporting as of November 30, 2006, which reports appear in the November 30, 2006 annual report on Form 10-K of Hooker Furniture Corporation.

Our report dated February 28, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of November 30, 2006, expresses our opinion that Hooker Furniture Corporation did not maintain effective internal control over financial reporting as of November 30, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: Management identified a material weakness in internal control over financial reporting as of November 30, 2006 related to ineffective controls over the selection, monitoring, and review of assumptions and factors affecting the income tax treatment of the Company’s Employee Stock Ownership Plan (“ESOP”). Specifically, the Company’s personnel responsible for the preparation and review of the income tax provision did not have the appropriate level of expertise to determine the correct tax accounting treatment of the ESOP. This material weakness resulted in a material misstatement of the Company’s income tax expense and deferred tax assets, and related errors in accrued income taxes and other accrued expenses in the 2006 consolidated financial statements.

KPMG LLP

Greensboro, North Carolina

February 28, 2007